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                                                                 Exhibit 99.1


APEX MORTGAGE CAPITAL, INC. ANNOUNCES ANNUAL MEETING RESULTS AND ADOPTS SHAREHOLDER RIGHTS PLAN

LOS ANGELES, June 30 -- At its annual meeting held today in Los Angeles, the stockholders of Apex Mortgage Capital, Inc. (NYSE: AXM - news) elected John
C. Argue, Carl C. Gregory III and Jeffrey E. Gundlach to continue to serve as directors of the Company until the annual meeting of stockholders in 2002, and ratified the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1999.

Separately, the Company announced that its Board of Directors has adopted a Shareholder Rights Plan. The Plan is designed to enable all shareholders to receive fair and equal treatment in the event that an unsolicited attempt is made to acquire control of the Company. The key provision of the Plan is the distribution, to each outstanding common share, of one Right that will trade together with the shares and will become exercisable only upon certain triggering events.

Philip A. Barach, President and Chief Executive Officer, explained, "The Plan is being put in place to guard against coercive tender offers and other abusive takeover tactics that do not offer all of our shareholders full and fair value for their stock. The Plan should give our Board of Directors the time and negotiating leverage it needs to strike the best deal with a potential acquirer. The Plan is not meant to discourage an acquisition of the Company that would be in our shareholders' best interest." The Plan was not adopted in response to any specific acquisition proposals and the Board is not aware of any proposals to acquire a position in or control over the Company.

Under the Plan, the Company will distribute, to its shareholders, a Right to purchase one one-hundredth of a share of a newly created series of Series A Junior Participating Preferred Stock for $50.00. One Right will be distributed to each share of common stock outstanding on July 30, 1999. The distribution will not be taxable to shareholders. The Rights will trade together with the common shares and will not be exercisable until the tenth day after a public announcement that one person or group has acquired 15% of the Company's common stock or until the tenth day after any person or group begins a tender offer that would result in ownership of 15% of the Company's common stock, subject to certain exceptions. Prior to such time, the Rights may be redeemed by the Board for $0.01 each. Under certain circumstances, if someone acquires 15% or more of the Company's common stock, the Rights permit shareholders other than the acquirer to purchase common stock having a market value of twice the exercise price of the rights, in lieu of the preferred stock. In addition, in the event of certain business combinations, the Rights permit their holders to purchase common stock of the acquirer at a 50% discount. The Rights expire on July 30, 2009.

Apex Mortgage Capital, Inc. is a financial company structured as a real estate investment trust. The Company primarily acquires United States agency securities, other mortgage securities, mortgage loans and other investments. The Company is listed on the New York Stock Exchange under the symbol "AXM." Investors can obtain additional information about the Company on its web site at http://www.apexreit.com.